UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

July 6, 2016
Date of Report (Date of Earliest Event Reported)

The Chemours Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36794	46-4845564
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware, 19899
(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 773-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.
Chemours Statement on Freeman PFOA Trial Outcome

On July 6, 2016, a jury in Ohio determined that DuPont is liable for compensatory damages to Mr. Freeman in the amount of $5.1 million related to his testicular cancer. This case was selected by the plaintiffs as one of the six bellwether cases. This concludes the first phase of the Freeman trial with a punitive damages hearing set for tomorrow. Today’s verdict will be appealed.
The remaining two bellwether cases--Dowdy and Baker, both alleging kidney cancer--were resolved for an amount well below the incremental cost of preparing for trials. It is important to note that all six bellwether cases in the multi-district litigation (MDL) have now been tried, resolved, appealed or otherwise addressed.
DuPont is the named defendant in each of these cases and is directly liable for any judgment. In the event DuPont claims that it is entitled to indemnification from Chemours as to some or all of the judgment, Chemours retains its defenses to such claims.
The majority of the 3,500 cases in this MDL allege high cholesterol and thyroid disease. All claims will be evaluated on an individual basis due to the unique facts present in each case. This type of litigation could take place over many years and interim results do not predict the final outcome of cases.
This information is being furnished pursuant to Item 7.01, and the information contained herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, this information shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman
Mark E. Newman
Senior Vice President and Chief Financial Officer
Date:	July 6, 2016